Dreyfus Investment Funds

Dreyfus/Standish Fixed Income Fund
Dreyfus/Standish Global Fixed Income Fund
Dreyfus/Standish International Fixed Income Fund
(each, a “Fund” and, collectively, the “Funds”)

Registration No. 811-04813

Sub-Items 77I

On July 22-23, 2009, the Board of Trustees of the Dreyfus Investment Funds (the “Trust”) unanimously approved the redesignation of each Fund’s existing shares as Class I shares, descriptions of which appear in Supplements, dated July 30, 2009, to each Fund’s Prospectus and a combined Statement of Additional Information (the “SAI”). The Supplements were filed pursuant to Rule 497(e) under the Securities Act of 1933, as amended, on July 30, 2009.

In addition, on October 28-29, 2009, the Board of Trustees of the Trust unanimously approved the adoption of Class A and Class C shares for Dreyfus/Standish Global Fixed Income Fund. The changes were reflected in the Fund’s Prospectus and SAI, dated December 1, 2009, which were filed pursuant to Rule 485 (b) on November 23, 2009.